Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

JPMORGAN CHASE & CO

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $2,286,000. The prospectus is a final prospectus for the related offering.